EXHIBIT 99.4

               GLOBAL ANNOUNCES REMOVAL OF "GOING CONCERN" CLAUSE

BURLINGAME, CA April 1, 2004/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) announced today that as the result of the recent financing round of $1.5 million, and the completion of the acquisition of Rex Tokyo Co. Ltd., a Japanese private company, the "going concern" clause has been removed from the financial statements of the Company.

The acquisition expands our media entertainment group and provides further consolidation of Japanese business and substantial revenue growth. Rex Tokyo completed its fiscal year on September 30, 2003, with revenues of JPY 3 billion Yen, approximately $28 million at the current exchange rate.

Rex Tokyo is a supplier and maintenance contractor of parts to the Pachinko and machine gaming industry in Japan. The Pachinko and machine gaming industry in Japan is a major business. They are a supplier and fitter of installations for both new Pachinko parlors and stores that are carrying out re-fittings. It supplies items such as automatic medal dispensing machines, automatic cigarette butt disposal systems, as well as numerous new Pachinko and Slot machines. In addition, it also contracts to carry out the maintenance of the machinery within these parlors.

The company's CFO, Mark Scott, said, "we are very pleased with the progress of our restructuring efforts, the closing of the $1,500,000 financing and the closing of the Rex Tokyo acquisition. These transactions position the Company for immediate growth."

ABOUT IA GLOBAL INC.

IA Global, Inc. is a public holding company with a concentrated focus on acquiring companies that operate in the three primary areas of entertainment, media and technology. Through our 67% equity interest in Fan Club Entertainment Co., Ltd., a privately held Japanese company, we provide advertising, merchandising, publishing, website and data management services to Cyberbred Co., Ltd., an affiliated company which has recently signed a 5-year agreement with Marvel Entertainment Inc. and Marvel Characters Inc. to manage their fan club in Japan. In addition, we are developing an Internet acceleration product and service that uses a combination of highly advanced and proven compression and caching technologies to increase delivery of Internet and e-mail data to the end-user by an average of between 4-6 times. We recently formed a joint venture company in Australia named QuikCAT Australia to market and distribute our internet acceleration software service in the Australia and New Zealand markets. We also recently acquired a 60.5% equity interest in Rex Tokyo Co., Ltd, a privately held Japanese company, that is a supplier and maintenance contractor of parts to the Pachinko and slot machine gaming industry in Japan.

For further information, contact:
Mark Scott
CFO
IA Global Inc.
533 Airport Blvd. Suite 400
Burlingame CA. 94010
Phone:650-685-2402
Fax: 650-685-2404
Email: scott@iaglobalinc.com
WebSite: www.iaglobalinc.com

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"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995: STATEMENTS IN THIS PRESS RELEASE REGARDING IA GLOBAL INC.'S BUSINESS, WHICH ARE NOT HISTORICAL FACTS, ARE "FORWARD-LOOKING STATEMENTS" THAT INVOLVE RISKS AND UNCERTAINTIES. FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS" IN THE COMPANY'S PROSPECTUS. INVESTORS AND PROSPECTIVE INVESTORS SHOULD READ THIS PRESS RELEASE IN CONJUNCTION WITH THE
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SECURITIES AND EXCHANGE COMMISSION.